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                                                                     EXHIBIT 3.1
                                                                     -----------
                                STATE OF DELAWARE
                               SECRETARY OF STATE
                            DIVISION OF CORPORATIONS
                            FILED 09:00 AM 09/04/1997
                               971294896 - 2122600

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            PLY GEM INDUSTRIES, INC.

         Ply Gem Industries, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the Corporation is Ply Gem Industries, Inc. The Certificate of Incorporation was filed with the Secretary of State on the 6th day of April, 1987.

         2. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation pursuant to Sections 245 and 242 of the General Corporation Law of the State of Delaware.

         3. The text of the Amended and Restated Certificate of Incorporation is hereby amended to read as herein set forth in full:

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            PLY GEM INDUSTRIES, INC.

                                   ARTICLE I

         The name of the corporation is Ply Gem Industries, Inc.

                                   ARTICLE II

         The address of its registered office in the State of Delaware is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         The total number of shares of stock which the corporation shall have the authority to issue shall be Three Thousand (3,000) shares of Common Stock, $.01 par value per share. Each share of Common Stock shall be entitled to one vote.

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                                   ARTICLE V

         The name of the incorporator is Maria Lombardo, 1050 Franklin Avenue, Garden City, New York.

                                   ARTICLE VI

         The following provisions am inserted for the regulation of the business and the conduct of the affairs of the corporation, and as a limitation upon the powers and rights of its stockholders and directors, but nothing therein shall be construed or deemed to exempt the stockholders and directors from the performance of any obligation or duty imposed by law.

         (a) The board of directors shall have the power to determine from time to time whether and to what extent, and at what times and places and under what conditions and regulations, the accounts and books of the corporation or any of them (except such as may be by statute specifically open to inspection) shall be open to inspection of the stockholders and no stockholder shall have any right to inspect any account or book or documents of the corporation except as conferred by statute or authorized by the board of directors.

         (b) The board of directors shall have the power to appoint an Executive Committee from among their number, which Committee, to the extent and in the manner provided by the by-laws of the corporation, shall have and may exercise in the interim between the meetings of the board of directors all of the powers of the board of directors, so far as may be permitted by law, in the management of the business and affairs of the corporation.

         (c) In the absence of fraud, no contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of this corporation are or may be interested in or are or may be directors or officers of such other corporation or by reason of the fact that such other corporation owns all or a controlling interest in the voting stock of this corporation or this corporation owns all or a controlling interest in the voting stock of such other corporation. Any director or officer of this corporation, individually or jointly, may be a party to or may be interested in any contract or transaction of this corporation or in which this corporation is interested, and such fact shall in no way affect or invalidate the transaction or contract entered into, and each and every person who may become a director or officer of this corporation is hereby relieved from any liability that might otherwise exist in respect of contracting with the corporation for the benefit of himself or the benefit of any person, firm or corporation in which he in any way may be interested. Any and all directors of this corporation who are also directors, officers, stockholders, or members of such other corporation, or who are so interested in any contract, transaction or act of this corporation may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation which shall authorize any such contract, transaction or act with like force and effect, as if they were not such directors,

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officers, stockholders or members of any such other corporation or were not interested in such contract, transaction or act.

         (d) No stockholder shall be entitled as of right to purchase or subscribe for any part of any unissued stock or any additional stock to be issued by reason of any increase of the authorized capital stock of the corporation, or the issuance of bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation, but any such unissued stock options to purchase stock may be issued and disposed of pursuant to resolution of the Board of Directors, to such persons, firms, corporations or associations as may be deemed advisable by the Board of Directors, in the exercise of their discretion.

                                   ARTICLE VII

         (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of this corporation or is or was serving at the request of the corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. Such right shall be a contract right and shall include the right to be paid by the corporation for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article VII or otherwise. The corporation may, by action of the board of directors, provide indemnification to employees and agents of the corporation with a lesser or the same scope and effect as the foregoing indemnification of directors and officers.

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         (b)      If a claim under Paragraph (a) of this Article VII is not paid in full by the corporation within ninety days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in said law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to action or create a presumption that the claimant had not met the applicable standard of conduct.

         (c) The rights conferred on any person by Paragraphs (a) and (b) of this Article shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         (d) The corporation may maintain insurance, at its expense, to protect itself and any such director or officer of the corporation or of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

                                  ARTICLE VIII

         A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of the Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

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         An appeal or modification of this Article VIII shall not increase the personal liability of any director of this corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         The provisions of this Article VIII shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article VIII.

                                   ARTICLE IX

         In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

                                   ARTICLE X

         (a) Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

         (b) Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation

                                   ARTICLE XI

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this amended and restated certificate of incorporation, in the manner now and hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, I have made, subscribed and acknowledged this certificate this 4th day of September, 1997.

                                       /s/ Kevin W. Donnelly
                                       -----------------------------------------
                                       Kevin W. Donnelly
                                       Secretary

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